UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 29, 2017 (June 27, 2017)

ACRE REALTY INVESTORS INC.

(Exact name of registrant as specified in its charter)

Georgia
(State or Other Jurisdiction of Incorporation)
001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)
c/o Avenue Capital Group 399 Park Avenue, 6th Floor New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)
212-878-3504
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On June 28, 2017, ACRE Realty Investors Inc. (the “Company”) closed the sale of the Company’s Highway 20 property consisting of approximately 37.693 acres of real property located in Cumming, Forsyth County, Georgia (the “Highway 20 Property”), for a sale price of $4,725,000, pursuant to the previously announced sales contract between the Company’s operating partnership, ACRE Realty LP, and the purchaser, Roberts Capital Partners, LLC, a Georgia limited liability company (the “Purchaser”).

The Purchaser is an affiliate of Charles S. Roberts. Mr. Roberts served as Executive Vice President of the Company from January 30, 2015 to December 31, 2016 and as a director of the Company from 1994 to April 4, 2017. The amount of consideration payable to the Company in connection with the sale of the Highway 20 Property was determined by arms-length negotiations between the Company and the Purchaser, and not pursuant to any specific formula or principle.

A press release announcing the sale of the Highway 20 Property is attached to this report as Exhibit 99.1.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The Highway 20 Property was the Company’s sole remaining land asset. As a result of the closing of the sale of the Highway 20 Property, the Company’s remaining assets consist entirely of cash. Consequently, on June 29, 2017, the Company received notice that the NYSE MKT has determined to immediately suspend trading in the Company’s common stock and commence proceedings to delist the Company’s common stock. In its decision to commence delisting proceedings, the NYSE MKT cited Section 1002(c) of the NYSE MKT Company Guide, which applies when a company has sold or otherwise disposed of its principal operating assets, or has ceased to be an operating company. The Company has a right to a review of the NYSE MKT’s determination to delist the Company’s common stock by a committee of the Board of Directors of the NYSE MKT. The Company does not intend to exercise this right at this time.

A press release announcing the Company’s receipt of the notice from the NYSE MKT is attached to this report as Exhibit 99.1.

Item 8.01	Other Events.

On June 27, 2017, the Company issued a press release announcing that its Board of Directors has determined that it is in the best interests of the Company’s shareholders for the Company to dissolve, liquidate and distribute to shareholders its available assets. The press release issued on June 27, 2017, is attached to this report as Exhibit 99.2.

The Company’s dissolution was unanimously approved by the Board of Directors but is subject to shareholder approval. The Company intends to present this proposal to its shareholders at a special meeting of shareholders at a time, date and location to be announced. The Company will file prescribed proxy materials with the Securities and Exchange Commission (the “SEC”) in advance of that meeting. If approved by the Company’s shareholders, the Company intends to file a notice of intent to dissolve with the Georgia Secretary of State. After filing the notice of intent to dissolve, the Company will send or cause written notice of dissolution to be sent to each known claimant against the Company and will publish a notice of intent to dissolve in accordance with the requirements of Georgia law.

In connection with the dissolution, the Company intends to make adequate provision for all of the Company’s existing and reasonably foreseeable debts, liabilities and obligations. The Company will, following notice and, if any claims are untimely or rejected in whole or part, the expiration of the deadline for filing suit by any claimant, distribute the remainder of any assets to its shareholders according to their respective rights and interests.

As of today, following the sale of the Highway 20 Property, the Company has approximately $19.8 million of cash and cash equivalents. While the Company cannot determine with certainty the amount of liquidating distributions it will make to its shareholders, the Company expects to distribute the remaining amount of such cash (which the Company expects to be substantial) after payment of all of its accrued and anticipated operating expenses, including expenses associated with the dissolution, and to conduct an orderly wind down of its operations. In order to assist the Company in preserving cash for future distributions to the Company’s shareholders, the Company’s external manager, A-III Manager LLC (the “Manager”), has agreed, commencing June 27, 2017, and subject to approval by the Company’s shareholders of the Plan of Dissolution that will be presented to the Company’s shareholders for their approval at a special meeting of shareholders, to waive the management fees and certain expense reimbursements that the Manager is entitled to receive from the Company under the management agreement between the Company and the Manager.

Important Additional Information will be filed with the SEC

This current report is not a solicitation of a proxy. In connection with the dissolution, the Company intends to file with the SEC a proxy statement and other relevant materials. The Company’s shareholders are urged to read the proxy statement and the other relevant materials when they become available because they will contain important information about the dissolution of the Company. Shareholders may obtain a free copy of the proxy statement and the other relevant materials (when they become available), and any other documents filed by the company with the SEC, at the SEC’s web site at http://www.sec.gov. In addition, the Company will make available or mail a copy of the definitive proxy statement to shareholders of record on the record date when it becomes available. Shareholders are urged to read the proxy statement and the other relevant materials when they become available before making any voting or investment decision with respect to the dissolution of the Company.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed dissolution. Certain information regarding the interests of such directors and executive officers is included in the Company’s Annual Report on Form 10-K filed with the SEC on March 9, 2017 and will be included in the proxy statement relating to the proposed dissolution when it becomes available.

Cautionary Note Regarding Forward-Looking Statements

This current report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations and beliefs of the Company and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such factors and uncertainties include, but are not limited to, the following: the NYSE MKT’s delisting proceedings; the ability of the Company to obtain shareholder approval of the proposed dissolution; the Company’s ability to accurately estimate the amounts required to pay all operating expenses, as well as other known, non-contingent liabilities through the dissolution and winding up process; the Company’s ability to settle, make adequate provision for or otherwise resolve its liabilities and obligations; the precise nature, amount and timing of any distributions to shareholders; the possibility that any distributions to shareholders could be diminished or delayed by, among other things, claims and unexpected or greater than expected expenses; and other statements contained in this current report regarding matters that are not historical facts. The Company undertakes no obligation to update any forward-looking statement in this current report.

Item 9.01	Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.	Exhibit

99.1	Press release issued by ACRE Realty Investors Inc. on June 29, 2017.

99.2	Press release issued by ACRE Realty Investors Inc. on June 27, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ACRE REALTY INVESTORS INC.

Dated: June 29, 2017	By:	/s/ Gregory I. Simon
Gregory I. Simon
Executive Vice President,
General Counsel and Secretary